EXHIBIT 99.1

For Immediate Release

HOLLIS-EDEN PHARMACEUTICALS PROVIDES UPDATE ON CLINICAL

DEVELOPMENT PROGRAM; ANNOUNCES THIRD QUARTER 2007

FINANCIAL RESULTS

SAN DIEGO, CA – November 2, 2007 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH), the world leader in the development of a new class of small molecule compounds based on endogenous steroid hormones, today reported on the Company’s progress with its drug development programs in the areas of metabolic disorders, inflammatory diseases and cancer, and announced financial results for the third quarter of 2007.

Recent Progress in Drug Development Programs

Metabolic Disorders

Hollis-Eden has commenced a two-stage multi-dose Phase I/II clinical trial with its oral drug candidate TRIOLEX™ (HE3286) in obese, insulin resistant volunteers under the Company’s open investigational new drug application (IND) for the treatment of metabolic disorders. TRIOLEX potentially represents a novel class of insulin sensitizers that Hollis-Eden believes acts by modulating the inflammatory NF-kappaB pathway. In the Phase I/IIa trial, obese, insulin resistant individuals will be treated with TRIOLEX for 28 days to evaluate the safety of the drug candidate and to determine the optimal dose for use in a follow-on Phase I/IIb study. The 28-day Phase I/IIb study, currently scheduled to begin in the first half of 2008, will evaluate the safety of TRIOLEX and its effect on insulin sensitivity and whole body glucose disposal through euglycemic/hyperinsulinemic clamps, a method widely used in industry and academia to test compounds as potential insulin sensitizers for the treatment of type 2 diabetes.

Inflammatory Diseases

Hollis-Eden filed in the third quarter of 2007 an additional IND with TRIOLEX for the treatment of rheumatoid arthritis. Under this IND, which has been cleared by the U.S. Food and Drug Administration (FDA), Hollis-Eden plans to commence a Phase I/II clinical trial of TRIOLEX in rheumatoid arthritis patients during the first half of 2008. The Company is also considering exploratory studies to evaluate TRIOLEX in one or more acute inflammatory conditions, such as ulcerative colitis, which could potentially generate evidence of activity against well-accepted clinical endpoints with 28-day dosing.

Cancer

In the third quarter of 2007, Hollis-Eden presented data with its second next-generation drug candidate, APOPTONE™ (HE3235), at the 2007 ASCO Breast Cancer Symposium demonstrating that the compound significantly inhibited the incidence of new tumors and stopped the growth of existing tumors in a preclinical model of breast cancer. Updated data presented at this conference indicated that existing tumors in the APOPTONE-treated animals from this preclinical model had still not progressed and no new tumors were reported during the five weeks of observation after dosing stopped, in contrast to the vehicle-treated animals in which tumors continued to develop. Additional data reported in early October at the 4th International Conference on Tumor Progression & Therapeutic Resistance demonstrated that APOPTONE significantly inhibited tumor growth in a preclinical model of hormone-independent prostate cancer utilizing human tumor cells. Hormone independent tumors are associated with late-stage prostate cancer, a condition for which there currently is no effective treatment. Hollis-Eden is in the process of completing IND-enabling toxicology studies to support the planned filing of an IND for cancer in the first half of 2008.

“During the third quarter of 2007 we continued to make significant progress in advancing our development programs for metabolic disorders, diseases of inflammation and cancer with our leading drug candidates TRIOLEX and APOPTONE,” stated Richard B. Hollis, Chairman and CEO of Hollis-

Eden. “We now have open INDs in two of these programs – metabolic disorders and inflammatory conditions – and anticipate filing an additional IND in early 2008 for cancer. We are now entering into our 28-day dosing period with TRIOLEX in healthy obese volunteers that could provide us with important safety and biomarker information that may help us design follow-on studies scheduled for early next year. We are highly encouraged by the oral bioavailability and pharmacokinetic profile of TRIOLEX that we observed in our earlier single-dose Phase I clinical trial and we look forward to advancing the compound into clinical trials with longer dosing periods. We believe TRIOLEX, if successfully developed and approved for use, may represent a breakthrough treatment option for patients with these diseases as well as a potential value driver for shareholders.

“On the cancer front,” added Hollis, “we continued to report positive results from our preclinical work with APOPTONE as we generated additional data on the compound’s mechanism of action. While we are initially exploring the utility of APOPTONE in treating prostate and breast cancer, we are continuing to evaluate the compound for potential use in other types of cancer and remain on track to file an IND for APOPTONE for cancer in early 2008. Clearly, our Hormonal Signaling Technology Platform is yielding exciting, first-in-class drug candidates for major commercial markets. At the same time, we are also advancing further discoveries through our scientific endeavors to elucidate the biochemical transformations of new chemical structures, their signaling pathways and their biological properties to treat human diseases.”

Third Quarter 2007 Financial Results

For the quarter ended September 30, 2007, Hollis-Eden reported a net loss of $5.7 million (or $0.20 per share), compared to a net loss of $7.3 million (or $0.29 per share) in the third quarter of 2006. For the nine months ended September 30, 2007, the Company reported a net loss of $17.9 million (or $0.62 per share), compared to a net loss of $22.3 million (or $0.91 per share) in the first nine months of 2006.

Included in the net loss for the third quarter and first nine months of 2007 was approximately $915,000 and $2.5 million, respectively, of stock-based compensation expense related to the adoption of SFAS No. 123R, compared to approximately $1.1 million and $3.4 million in the comparable periods in 2006. Results for the third quarter and first nine months of 2006 include approximately $82,000 and $204,000, respectively, in revenue generated from funding of research and development expenses by Cystic Fibrosis Foundation Therapeutics, Inc. under the Company’s collaboration agreement with the Foundation. There was no revenue in the comparable 2007 periods.

Research and development expenses were $4.6 million and $13.8 million for the three-month and nine-month periods ended September 30, 2007, respectively, compared to $6.0 million and $17.3 million for the same periods in 2006. Research and development expenses decreased mainly due to the discontinuation of the Company’s HE2100 research and development program.

General and administrative expenses were $1.7 million and $6.2 million for the three-month and nine-month periods ended September 30, 2007, respectively, compared to $1.9 million and $7.1 million for the same periods in 2006. General and administrative expenses decreased mainly due to a decrease in executive headcount and in legal costs and consulting fees.

Other income (expense) was $0.7 million and $2.1 million for the three-month and nine-month periods ended September 30, 2007, respectively, compared to $0.6 million and $1.9 million for the same periods in 2006. The increase in interest income was due mainly to generally higher interest rates in 2007 compared with the same periods in 2006.

As of September 30, 2007, the Company reported $48.2 million in cash and cash equivalents. Cash used in operations for the third quarter of 2007 totaled $3.9 million versus $6.0 million for the third quarter of

2006. Year to date in 2007, cash used in operations totaled $18.7 million, compared to $22.0 million in the first nine months of 2006.

More detailed information can be found in the Company’s Form 10-Q, which will be filed next week with the Securities and Exchange Commission (http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000899394).

Conference Call: Hollis-Eden will conduct a conference call and live webcast on November 2, 2007 at 2:00 p.m. Eastern (11:00 a.m. Pacific) to discuss third quarter 2007 financial results. The conference call can be accessed by dialing 866-700-6293 (domestic) or 617-213-8835 (international) and requesting the Hollis-Eden conference call. A live webcast of the conference call will be available under “Event Calendar” on the Investors section of Hollis-Eden’s website at www.holliseden.com. The webcast will be archived at the Company’s website for 30 days, and a replay of the call will be available by phone for 24 hours beginning approximately one hour after the call is completed, and can be accessed at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 18467490.

Hollis-Eden Pharmaceuticals

Hollis-Eden Pharmaceuticals, Inc. is a world leader in the development of a proprietary class of adrenal steroid hormones as novel pharmaceuticals for human health. Through its Hormonal Signaling Technology Platform, Hollis-Eden is developing a new series of small molecule compounds that are metabolites or synthetic analogs of endogenous hormones derived by the adrenal glands from the body’s most abundant circulating adrenal steroid. These steroid hormones, designed to restore the biological activity of cellular signaling pathways disrupted by disease and aging, have been demonstrated in humans to possess several properties with potential therapeutic benefit — they regulate innate and adaptive immunity, reduce nonproductive inflammation and stimulate cell proliferation. The Company’s clinical drug development candidates include TRIOLEX, a next-generation compound currently in a clinical trial for the treatment of type 2 diabetes and being prepared for a clinical trial in rheumatoid arthritis, and APOPTONE, a next-generation compound selected for cancer. In addition to these clinical development candidates, Hollis-Eden has an active research program that is generating additional new clinical leads that are being further evaluated in preclinical models of a number of different diseases. For more information on Hollis-Eden, visit the Company’s website at www.holliseden.com.

This press release contains forward-looking statements within the meaning of the federal securities laws concerning, among other things, the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause the Company’s actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties inherent in the Company’s business, including, but not limited to: the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for TRIOLEX (HE3286), APOPTONE (HE3235) or any other investigational drug candidate; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update or revise the information contained in this press release as a result of new information, future events or circumstances arising after the date of this press release.

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Contact:

Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals, Inc.

(858) 587-9333